UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

CORBUS PHARMACEUTICALS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

CORBUS PHARMACEUTICALS HOLDINGS, INC.

500 River Ridge Drive

Norwood, MA 02062

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on May 13, 2026

To the stockholders of Corbus Pharmaceuticals Holdings, Inc.:

This proxy statement supplement, dated April 16, 2026 (this “Supplement”), supplements the Definitive Proxy Statement on Schedule 14A of Corbus Pharmaceuticals Holdings, Inc. (the “Company”), dated April 2, 2026 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on May 13, 2026 (the “Annual Meeting”).

The Company is supplementing the Proxy Statement to include details regarding amended and restated employment agreements that the Company entered into with Yuval Cohen, the Company’s Chief Executive Officer, and Sean Moran, the Company’s Chief Financial Officer, on April 15, 2026. The descriptions of the employment agreements are set forth under the heading “Employment Agreements with our Named Executive Officers” beginning on page 17.

The Proxy Statement is hereby supplemented such that the following text is added immediately following the second paragraph under the heading “Employment Agreements with Our Named Executive Officers – Yuval Cohen” on page 17:

“Effective April 15, 2026, we entered into a sixth amended and restated employment agreement with Dr. Cohen (the “Cohen 2026 Agreement”), which is effective for a period of two (2) years from the date thereof and expires on April 15, 2028. The Cohen 2026 Agreement provides for an annual base salary of $673,625. Except for the foregoing, the material terms of the Cohen 2026 Agreement are unchanged from the Cohen 2024 Agreement.”

The Proxy Statement is hereby supplemented such that the following text is added immediately following the second paragraph under the heading “Employment Agreements with Our Named Executive Officers – Sean Moran” on page 18:

“Effective April 15, 2026, we entered into a seventh amended and restated employment agreement with Mr. Moran (the “Moran 2026 Agreement”), which is effective for a period of two (2) years from the date thereof and expires on April 15, 2028. The Moran 2026 Agreement provides for an annual base salary of $501,273. Except for the foregoing, the material terms of the Moran 2026 Agreement are unchanged from the Moran 2024 Agreement.”

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT OR THE PROXY CARD.

Please note that any proxy card that you received has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already voted, you do not need to vote again. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors

/s/ Yuval Cohen

Yuval Cohen

Chief Executive Officer

April 16, 2026